PHSB FINANCIAL CORPORATION                  CONTACT:  James P. Wetzel, Jr.
744 Shenango Road                                     President
Beaver Falls, Pa.  15010                              PHSB Financial Corporation
                                                      724-846-7300
NASD NMS "PHSB'

                                            FOR IMMEDIATE RELEASE
                                            January 9, 2004


                           PHSB FINANCIAL CORPORATION
                           QUARTERLY DIVIDEND INCREASE



         Beaver Falls, Pennsylvania----January 9, 2004----James P. Wetzel, Jr., President of PHSB Financial Corporation (the "Company"), Beaver Falls, Pennsylvania, the holding company of Peoples Home Savings Bank (the "Bank"), announces today that the Company's Board of Directors has declared a quarterly cash dividend of $.20 per share, an increase of $.10 from the last regular quarterly dividend. The cash dividend will be paid to stockholders of record as of January 22, 2004, on or about February 5, 2004.

         President Wetzel indicated that the cash dividend is being paid as a result of the high level of stockholder equity and the continued profitability of the Company and the Bank. It is the current intention of the Board of Directors to continue to pay such a dividend quarterly. However, the payment of future dividends will be subject to the Board's periodic review of the financial condition, earnings, and capital requirements of the Company and the Bank.

         The Bank is a Pennsylvania chartered stock savings bank headquartered in Beaver Falls, Pennsylvania. The Bank's deposits are federally insured by the Federal Deposit Insurance Corporation ("FDIC").

         The common stock of the Company is traded on the NASD National Market System under the symbol " PHSB."